Exhibit 99.2

Dear Fellow Shareholders,

One word best summarizes the second quarter of 2010 - ‘resilience.’ As the headlines have been dominated by talk of a double-dip recession, stock market gyrations, and financial reform, Camden National Corporation results show our past strategies have resulted in a strong organization, while our current strategies continue to favorably position us for the future.

At the time of writing this letter, the Dodd-Frank Wall Street Reform and Consumer Protection Act has been approved by Congress and sent to the President for his signature. Many aspects of the Act will improve our economy and industry. We are encouraged that many new requirements, especially in the area of corporate governance, are standard practice at Camden National. However, there are many aspects of the Act that will cause dramatic change to community banking which will test the resilience of many organizations.

We believe Camden National Corporation is uniquely positioned to successfully operate in the post-reform era. The Act calls for no fewer than 243 new formal rules by 11 different federal agencies with some experts projecting nearly 5,000 pages of new regulations. Only organizations such as Camden National who have chosen to invest in its people, risk management practices, and technology will be able to handle the future reporting, compliance and monitoring requirements. For example, the Act has curtailed the future issuance of Trust Preferred Securities for banking organizations with less than $15 billion of assets, effectively closing a source of future capital for those organizations. Camden National is well positioned as our strong operating earnings serve as a source of capital and our past practice to protect our shareholders from diluting their ownership has resulted in a strong capital position. Finally, the Act will create a Consumer Financial Protection Agency to help safeguard consumers from organizations such as sub-prime lenders. While the Agency may enact new regulations, Camden National’s commitment to our Core Values have, and will continue, to drive our decisions allowing us to comply with those requirements without changing our attitudes or business model.

Our second quarter results provide an insight to our organization’s ability to weather a changing environment. Net income for the second quarter of 2010 was $5.6 million or $0.73 per diluted share, or 12% higher than the results reported during the second quarter of 2009. Spurring the improvement was increased net interest income, fueled by increased loan, investment, and low-cost deposit growth. While we remain cautious about the Maine economy, improvement was noted, loan charge-offs declined and accordingly the loan loss provision for the second quarter of 2010 was $834,000 lower than the same period in 2009. Operating expenses were $559,000 less than the second quarter of 2009, reflecting the Federal Deposit Insurance Corporation special assessment imposed on all banks in May 2009, which for us totaled $1.1 million. Expenses related to foreclosed properties and loan workouts increased $876,000 during the second quarter of 2010 compared to the same period last year. These expenses included a $584,000 write off related to one foreclosed property which was under contract at quarter end, effectively capping our loss on that particular loan relationship.

Non-performing assets, while higher than 2009 levels, showed some initial signs of stabilization during the quarter and our total past due loans for the quarter were at the lowest level we’ve experienced over the past year. However, economists have continued to project higher bankruptcies and the potential for future decline in real estate values in Maine, which has resulted in our still-cautious view for the next several quarters. Our balance sheet remains fortified by an allowance for credit losses which stands at 1.45% of total loans and is complemented by our seasoned risk management, collections, and special asset teams who help minimize the impact that a weak economy can have on a banking organization.

On a year-to-date basis, net income of $10.9 million was 3% below the same period in 2009. This reflects the impact of the balance sheet deleveraging program in 2009, which resulted in stronger capital levels but lower net interest income, and reduced revenues from residential mortgage sales, partially offset by decreased provision for loan losses.

Camden National’s performance ratios continue to reflect above peer performance. For the quarter ended June 30, 2010, return on equity was 11.36% and return on assets was 0.98%, compared to 11.54% and 0.88%, respectively, reported for the quarter ended June 30, 2009. While peer data for the second quarter of 2010 is not available at the current time, we are confident that our returns will compare favorably to peers based on results of the first quarter of 2010, which resulted in Camden National’s return on equity of 11.14% being in the top 14th percentile of our peers, and return on assets of 0.97% being in the top 18th percentile of our peers, as measured by the Uniform Bank Holding Company Performance Report provided by the Federal Reserve System.

As previously announced at the Annual Meeting of Shareholders in April, Rendle A. Jones, Esquire, who served as chair of Camden National Corporation since 1998, stepped down from that role and was succeeded by Karen W. Stanley. Rendle also stepped down as chair of Camden National Bank but will remain on those two boards as well as the board of Acadia Trust, N.A. as part of our overall board succession plan. We are grateful to Rendle for his years of leadership and look forward to his continued advice and counsel as a board member. We are also excited about Karen’s leadership position on our board, representing the first time a woman has held that role.

On June 29, 2010, a quarterly dividend of $0.25 per share was declared, which resulted in a dividend yield of 3.64%.

Our organization’s ability to be resilient during the past several quarters is a testament to the dedication of a group of employees who excel each day to serve our customers, who are in turn supported by shareholders who believe in the community banking business model.

Thank you for your support,

/s/ Gregory A. Dufour
Gregory A. Dufour
President and Chief Executive Officer

Summary Financial Data (unaudited)
(In thousands, except numbers of shares and per share data)

Financial Condition Data	June 30, 2010	June 30, 2009	December 31, 2009
Investments	$593,487	$617,251	$539,587
Loans	1,542,074	1,515,135	1,526,758
Allowance for loan losses	22,266	18,654	20,246
Total assets	2,294,834	2,306,350	2,235,383
Deposits	1,548,676	1,476,798	1,495,807
Borrowings	524,252	618,237	527,347
Shareholders' equity	199,715	177,229	190,561

	At or for the Three Months Ended		At or for the Six Months Ended
Operating Data	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income	$26,324	$28,694	$52,498	$58,236
Interest expense	7,769	10,350	15,878	21,391
Net interest income	18,555	18,344	36,620	36,845
Provision for credit losses	1,950	2,784	3,946	4,514
Net interest income after provision for credit losses	16,605	15,560	32,674	32,331
Non-interest income	4,425	5,044	8,997	9,598
Non-interest expense	12,857	13,416	25,779	25,707
Income before income taxes	8,173	7,188	15,892	16,222
Income taxes	2,587	2,184	4,993	5,004
Net income	$5,586	$5,004	$10,899	$11,218

Per Share Data
Basic earnings per share	$0.73	$0.66	$1.42	$1.47
Diluted earnings per share	0.73	0.65	1.42	1.47
Cash dividends paid per share	0.25	0.25	0.50	0.50
Book value per share	26.08	23.18	26.08	23.18
Tangible book value per share(1)	20.06	17.08	20.06	17.08

Selected Financial Data
Return on average assets	0.98%	0.88%	0.98%	0.99%
Return on average equity	11.36%	11.54%	11.25%	13.24%
Tier 1 leverage capital ratio	8.41%	7.64%	8.41%	7.64%
Tier 1 risk-based capital ratio	12.74%	11.53%	12.74%	11.53%
Total risk-based capital ratio	13.99%	12.78%	13.99%	12.78%
Efficiency ratio(2)	54.76%	56.29%	55.41%	54.32%
Allowance for credit losses to total loans	1.45%	1.23%	1.45%	1.23%
Net loan charge-offs to average loans (annualized)	0.28%	0.49%	0.25%	0.48%
Non-performing loans to total loans	1.43%	1.08%	1.43%	1.08%
Non-performing assets to total assets	1.13%	0.97%	1.13%	0.97%

(1) Computed by dividing shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.
(2) Calculated by dividing non-interest expense by the sum of net interest income (tax equivalent) and non-interest income (excluding security gains/losses).

A complete set of financial statements for Camden National Corporation my be obtained upon written request to
Chance Farago, Public Relations Officer, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2120.